Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 9th day of October 2020 (the “Execution Date”), by and among Homestake Mining Company of California, a California corporation (“Homestake”) and Lac Minerals (USA) LLC, a Delaware limited liability company (“Lac Minerals” and together with Homestake, the “Sellers”), and Bullfrog Gold Corp., a Delaware corporation (the “Buyer”). Homestake shall act as the “Administrative Agent” for Sellers under this Agreement. Homestake, Lac Minerals and Buyer sometimes may be referred to in this Agreement individually as a “Party,” and collectively as the “Parties.”

RECITALS

A. The Parties entered into the binding term sheet dated September 7, 2020, a first amendment thereto on October 7, 2020 and a second amendment thereto on October 8, 2020 (as amended, the “Term Sheet”) with Augusta Investments Inc. (“Augusta”) that sets forth the principal understanding with respect to an integrated transaction involving (i) the purchase by Buyer from Sellers of all of the equity interests in Bullfrog Mines LLC (the “Company”), a Delaware limited liability company and the successor by conversion of BBI (as defined below), and (ii) the concurrent financing pursuant to which Augusta and/or its Affiliates (as defined below) and certain other individuals identified by Augusta (together, the “Augusta Group”), as subscribers, will acquire 110,000,000 units of Buyer on the terms described in the Term Sheet (the “Augusta Group Units”) and set forth in the subscription agreements dated as of the date hereof between the Augusta Group members and Buyer (the “Subscription Agreements”).

B. Upon completion of the Contribution and Conversion (as defined below), (i) Homestake will own all of the Voting Membership Units (the “Voting Units”) in the Company, and (ii) Lac Minerals will own all of the Non-Voting Membership Units (the “Non-Voting Units”) in the Company. The Voting Units and the Non-Voting Units (collectively, the “Membership Units”) constitute all of the issued and outstanding equity interests in the Company.

C. Buyer wishes to purchase the Membership Units from Sellers and each of Sellers wishes to sell its Membership Units to Buyer, all upon the terms and subject to the conditions set forth in this Agreement.

D. The concurrent closing of the transactions contemplated by the Subscription Agreements is a condition of Closing (as defined below).

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions

1.1 Certain Defined Terms. As used in this Agreement and unless otherwise defined, the following capitalized terms shall have the following meanings:

“Administrative Agent” has the meaning set forth in the Preamble.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Announcement” has the meaning set forth in Section 5.4(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.24(d).

“Augusta” has the meaning set forth in Recital A.

“Augusta Group” has the meaning set forth in Recital A.

“Augusta Group Units” has the meaning set forth in Recital A.

“Barrick Nevada Holding” has the meaning set forth in Section 2.5(b).

“BBI” means Barrick Bullfrog Inc., a Delaware corporation and the predecessor to the Company.

“Board Designee” has the meaning set forth in the Investor Rights Agreement.

“Books and Records” means books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, supplier lists, production data, quality control records and procedures, assay reports, drill logs, exploration reports, environmental studies, mine plans, operational documents, nonproprietary mining and reserve models, sales records, strategic plans, material and research, including all technical records, files papers, surveys and plans or specifications, in each case related to BBI or the Company and the Company Assets, but excluding any Privileged Documents or any documents related to the Contribution and Conversion.

“Bullfrog Permits” has the meaning set forth in Section 4.27(h).

“Bullfrog Project” has the meaning set forth in Section 4.25.

“Business Day” means from the hours of 9:00 a.m. (Eastern Time) through 5:00 p.m. (Eastern Time) of any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, British Columbia, Toronto, Ontario or Denver, Colorado are closed for business.

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“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” means, at the time of the applicable Claim, Buyer and its Affiliates, and its and their respective Representatives.

“Canadian Securities Authorities” means any of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada in which Buyer is a reporting issuer (or has analogous status).

“Canadian Securities Laws” means all applicable Canadian securities laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the Canadian Securities Authorities in the applicable jurisdictions in Canada.

“CDN$” means “Canadian Dollars”, the official currency of Canada.

“Claim” means any action, arbitration, cause of action, claim, counterclaim, demand, dispute, grievance, mediation, injunction, investigation, obligation, stay, suit or other proceeding, including a claim for indemnification made pursuant to Article 7.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Time” has the meaning set forth in Section 2.3.

“Common Share” means a share of common stock of Buyer, par value US$0.0001 per share.

“Company” has the meaning set forth in Recital A, which is the successor by conversion to BBI pursuant to the Contribution and Conversion.

“Company Assets” means the Patented Claims, the Unpatented Claims, the Rights-of-Way, the Water Rights and the Operating Permits.

“Company Historical Financial Statements” has the meaning set forth in Section 5.13(a).

“Consideration” has the meaning set forth in Section 2.2.

“Consideration Shares” has the meaning set forth in Section 2.2(a).

“Consideration Units” has the meaning set forth in Section 2.2(a).

“Consideration Warrants” has the meaning set forth in Section 2.2(a).

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“Contribution and Conversion” means the transactions pursuant to which (a) the Voting Stock and Non-Voting Stock held by Affiliates of Homestake (other than Lac Minerals) are contributed to Homestake, (b) BBI is converted into the Company, (c) the Voting Stock and Non-Voting Stock held by Homestake is converted into Voting Units, and the Non-Voting Stock held by Lac Minerals is converted into Non-Voting Units, in each case in accordance with the LLC Agreement, and (d) all assets (including any assets or ownership interests in Barrick Nevada Holding and NGM) other than the Company Assets are transferred or distributed by the Company to Homestake or Affiliates of Homestake.

“CSE” means the Canadian Securities Exchange or any successor stock exchange on which the Common Shares are listed.

“Deductible” has the meaning set forth in Section 7.5(a)(ii).

“De Minimis Amount” has the meaning set forth in Section 7.5(a)(i).

“Direct Claim” has the meaning set forth in Section 7.6(a).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Administrative Agent to Buyer concurrently with the execution and delivery of this Agreement, as the same may be supplemented from time to time pursuant to this Agreement.

“Drop Dead Date” has the meaning set forth in Section 8.1(b)(i).

“D&O Insurance Policy” has the meaning set forth in Section 5.14.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, right-of-way, restriction, surface use agreement, imperfection of title, encroachment or other similar encumbrance.

“Environmental Laws” has the meaning set forth in Section 4.23(a).

“Environmental Permits” has the meaning set forth in Section 4.23(a).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the Preamble.

“Financial Statement Exemption” has the meaning set forth in Section 5.13(a).

“Financial Statement Exemption Review Period” has the meaning set forth in Section 5.13(a).

“Financial Statements” has the meaning set forth in Section 4.20(a).

“Financing Transaction” has the meaning set forth in Section 4.13.

“GAAP” has the meaning set forth in Section 4.20(a).

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“Governance Changes” means the changes to the officers and directors of Buyer contemplated in the Subscription Agreements or, subject to Section 6.1(d), as otherwise agreed in writing among Buyer, Sellers and Augusta, each acting reasonably, prior to Closing.

“Governmental Authority” means: (a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (c) any court, commission, individual arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; or (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Homestake” has the meaning set forth in the Preamble.

“Indemnified Party” means, as applicable, any one or more of the Seller Indemnified Parties or the Buyer Indemnified Parties.

“Indemnifying Party” means, as applicable, the Party or Parties against which Claims are asserted by the Indemnified Party.

“Indemnity Deed” means the form of Indemnity Deed attached to this Agreement as Exhibit A, including the form of Trust Deed attached thereto.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investor Rights Agreement” means the form of Investor Rights Agreement attached to this Agreement as Exhibit B.

“Knowledge of Buyer” means the actual knowledge of each of Dave Beling and Ty Minnick after due inquiry.

“Knowledge of Sellers” means the actual knowledge of each of Michael McCarthy and Patrick Malone after due inquiry.

“Lac Minerals” has the meaning set forth in the Preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, formal interpretation, or other requirement or rule of law of any Governmental Authority.

“Lease and Option” has the meaning set forth in Section 2.7.

“Liability Limits” has the meaning set forth in Section 7.5.

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“LLC Agreement” means the LLC agreement of the Company executed by Sellers upon formation thereof.

“Loss” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, fines, costs and expenses (including reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement but excluding punitive, exemplary, aggravated damages, lost opportunity damages and loss of profits), injuries and judgments arising directly or indirectly as a consequence of such matter.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, materially adverse to the Patented Claims, the Unpatented Claims or Operating Permits taken as a whole; provided, however, that none of the following shall be taken into account in making a determination as to whether a Material Adverse Effect has occurred: (a) general economic or political conditions; (b) conditions generally affecting the mining industry; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or capital costs or commodity markets; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by the Transaction Documents or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any change in the price of gold or other metals or any change in currency exchange rates; (g) any changes in applicable Laws or accounting rules; (h) any changes resulting from the announcement, pendency or completion of the Transactions; or (i) any natural or man-made disaster or acts of God (including Covid-19), except, in the case of clauses (d), (g) or (i), where such event, occurrence, fact, condition or change has a materially disproportionate effect on the Patented Claims, the Unpatented Claims or Operating Permits taken as a whole, relative to other comparable operations.

“Material Contracts” has the meaning set forth in Section 4.19.

“Membership Units” has the meaning set forth in Recital B.

“NGM” has the meaning set forth in Section 2.5(b).

“NI 43-101” has the meaning set forth in Section 4.26.

“Non-Voting Stock” means non-voting common stock of BBI.

“Non-Voting Units” has the meaning set forth in Recital B.

“Notice of Claim” has the meaning set forth in Section 7.6(a).

“OFAC” has the meaning set forth in Section 4.24(e).

“Operating Permits” means the Permits set forth in Schedule 1.1(e) of the Disclosure Schedule.

“Parties” has the meaning set forth in the Preamble.

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“Party” has the meaning set forth in the Preamble.

“Patented Claims” means patented mining claims set forth in Schedule 1.1(a) of the Disclosure Schedule.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permit” means any permit, license, approval, consent, ruling, authorization, certification, concession, exemption, variance, notification, waiver, clearance or registration by or with any Governmental Authority or other third parties.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) Encumbrances of mechanics, carriers, workers, repairers, warehousemen and similar Persons arising or incurred in the ordinary course of business; (c) matters of public record; (d) any conditions that reasonably would be expected to be shown by a current survey; (e) Environmental Laws; (f) Encumbrances that arise under contract, or due to zoning, subdivision, entitlement, and other land use Laws or regulations; (g) royalty interests encumbering the Patented Claims or the Unpatented Claims, whether or not of public record; (h) the paramount title of the United States; (i) pledges made with respect to any Operating Permits; (j) Encumbrances that arise solely by reason of acts of or with the approval of Buyer or its Affiliates; (k) Encumbrances not created by Sellers, any of their Affiliates or the Company that affect the underlying interest of any Membership Units or the Company Assets; (l) Governmental Orders; and (m) any Encumbrances included in the Disclosure Schedule.

“Person” means any individual, corporation or company with or without share capital, partnership, joint venture, association, trust, unincorporated organization, trustee, executor, administrator or other legal personal representative, Governmental Authority or entity however designated or constituted.

“Privilege” has the meaning set forth in Section 2.5(a).

“Privileged Documents” has the meaning set forth in Section 2.5(a).

“Reclamation Bonds” has the meaning set forth in Section 5.11.

“Replacement Bonds” has the meaning set forth in Section 5.11.

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rights-of-Way” means the rights-of-way set forth in Schedule 1.1(c) of the Disclosure Schedule.

“RMMC” means Rocky Mountain Minerals Corp. a Nevada corporation and a wholly-owned subsidiary of Buyer.

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“Royalty Deed” means the form of Royalty Deed attached to this Agreement as Exhibit C.

“Rule 14f-1” has the meaning set forth in Section 5.21.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.20(d).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means, collectively, the Consideration Shares, the Consideration Warrants and the Warrant Shares or any of them, as the circumstances require.

“Securities Act” means the United States Securities Act of 1933.

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

“Seller Indemnified Parties” means, at the time of the applicable Claim, each Seller and its Affiliates, and its and their respective Representatives.

“Seller Marks” means any trademark, trade name, service mark, trade dress, logo, copyright, signage, domain name, corporate or company name, or other designation that uses or is confusingly similar to the term “Barrick”, in each case wherever used, whether or not filed for registration, registered or unregistered, and whether or not stylized.

“Sellers” has the meaning set forth in the Preamble.

“Subscription Agreements” has the meaning set forth in Recital A, being, more particularly, the subscription agreements dated as of the Execution Date among (a) Buyer and Augusta, (b) Buyer, Augusta and Donald Taylor, (c) Buyer, Augusta and Daniel Earle, (d) Buyer, Augusta and Purni Parikh, and (e) Buyer, Augusta and Maryse Belanger.

“Subsidiary” and “Subsidiaries” have the meanings set forth in Section 4.2.

“Survival Period” means a period of 365 consecutive days after the Closing Date.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, severance, depletion, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Technical Report” has the meaning set forth in Section 4.26.

“Term Sheet” has the meaning set forth in Recital A.

“Third Party Claim” has the meaning set forth in Section 7.6(a).

“Transactions” means the transactions contemplated by the Transaction Documents, but excluding the Contribution and Conversion.

“Transaction Documents” means this Agreement, the Royalty Deed, the Indemnity Deed, the Investor Rights Agreement, the Subscription Agreements and any other agreement, instrument or deed entered into among the Augusta Group, Buyer, Sellers and any of their respective Affiliates or any of them at or prior to Closing.

“Unpatented Claims” means unpatented lode and placer mining claims, and millsites, owned by the Company set forth in Schedule 1.1(b) of the Disclosure Schedule.

“US$” means “United States Dollars”, the lawful currency of the United States of America.

“Voting Stock” means voting common stock of BBI.

“Voting Units” has the meaning set forth in Recital B.

“Water Rights” means water rights appurtenant to the Patented Claims and the Unpatented Claims set forth in Schedule 1.1(d) of the Disclosure Schedule.

“Warrant Shares” means the Common Shares issuable on the exercise of the Consideration Warrants.

1.2 Rules of Construction.

(a) In this Agreement:

(i) unless the context otherwise clearly requires: (A) references to the plural include the singular, and references to the singular include the plural; (B) references to one gender include the other gender; (C) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (D) the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement, unless the provision otherwise provides; (E) “or” is used in the inclusive sense of “and/or”; (F) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (G) a reference to Law or a statute, code, act, legislation, or to a provision thereof includes a modification, amendment, or substitution thereof or any successor Law, the rules and regulations promulgated thereunder, and the formal interpretations issued in accordance therewith; and (H) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s);

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(ii) unless otherwise specified, any reference to any document, instrument or agreement (including a reference to this Agreement): (A) includes and incorporates all exhibits, schedules, and other attachments thereto; (B) includes and incorporates all documents, instruments, deeds, or agreements issued or executed in connection therewith or in replacement thereof; and (C) means such document, instrument, deed, or agreement, or replacement or predecessor thereto, as amended, modified, or supplemented from time to time in accordance with its terms and in effect at the relevant time (except to the extent prohibited by this Agreement or such other agreement or document);

(iii) unless otherwise specified, all references to articles, sections, schedules and exhibits are to the Articles, Sections, Schedules, and Exhibits of this Agreement; and

(iv) the headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The Parties acknowledge that they and their respective legal counsel have reviewed and participated in negotiating and settling the terms of this Agreement and agree that no inference shall be drawn in favor of or against any Party by virtue of the fact that they or their respective legal counsel were or were not principally responsible for drafting this Agreement.

Article 2
PURCHASE AND SALE

2.1 Purchase and Sale of the Membership Units. Subject to the terms and conditions set forth in this Agreement, at the Closing:

(a) Homestake shall sell and Buyer shall purchase the Voting Units; and

(b) Lac Minerals shall sell and Buyer shall purchase the Non-Voting Units.

The Administrative Agent shall deliver the Voting Units and the Non-Voting Units to Buyer.

2.2 Consideration. In consideration for the purchase and sale of the Membership Units from Sellers pursuant to Section 2.1, Buyer shall deliver to the Administrative Agent at Closing the following (the “Consideration”):

(a) 54,600,000 units (the “Consideration Units”), with each Consideration Unit consisting of one restricted Common Share (the “Consideration Shares”) and one whole warrant (the “Consideration Warrants”) to purchase one Warrant Share at an exercise price of CDN$0.30 or the prevailing equivalent United States Dollar price calculated using the average daily exchange rate of the Bank of Canada on the Business Day prior to the date of exercise, exercisable for four (4) years from the Closing Date in accordance with the terms of the Consideration Warrants, the form of which is attached hereto as Exhibit D;

(b) a 2% net smelter returns royalty granted on all minerals produced from the Patented Claims and the Unpatented Claims pursuant to the Royalty Deed;

(c) the Indemnity Deed; and

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(d) certain investor rights, including antidilution rights, with regard to Buyer and the Consideration Shares, as set forth in the Investor Rights Agreement.

The Administrative Agent, in its sole and absolute discretion, shall allocate the Consideration between Sellers, to the extent applicable.

2.3 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Units shall take place at a closing (the “Closing”) beginning at 8:00 a.m., (Eastern Time) (the “Closing Time”), on the third Business Day after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Sichenzia Ross Ference LLP in New York, or at such other time or on such other date or at such other place as the Administrative Agent and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Subject to Section 2.6, in lieu of a physical closing, the Parties agree that the Closing may take place on the Closing Date on the exchange of counsels’ undertakings which will involve each Party’s counsel delivering to his or her counterpart all required documentation and payments, to be held in escrow and not released until all such documentation has been executed and delivered and all conditions have been satisfied or waived and each Party’s solicitor has authorized in writing that the escrow is to be terminated.

2.4 Transactions at the Closing. At the Closing:

(a) The Administrative Agent shall deliver to Buyer the following:

(i) certificates evidencing the Voting Units, free and clear of all Encumbrances arising by, through or under Homestake, duly endorsed by Homestake in blank or accompanied by instruments of transfer duly executed in blank by Homestake;

(ii) certificates evidencing the Non-Voting Units, free and clear of all Encumbrances arising by, through or under Lac Minerals, duly endorsed by Lac Minerals in blank or accompanied by instruments of transfer duly executed in blank by Lac Minerals;

(iii) the Royalty Deed, duly executed by Sellers;

(iv) the Indemnity Deed, duly executed by Sellers;

(v) the Investor Rights Agreement, duly executed by Sellers or an Affiliate thereof that acquired the Consideration Units on Closing;

(vi) resignations in writing of all directors, officers and managers of the Company effective as of the Closing Time;

(vii) the Books and Records of the Company, other than those Books and Records contemplated in Section 5.17;

(viii) certificate of good standing or equivalent for the Company and each Seller issued by the State of Delaware and State of California, as applicable, within three days of the Closing Date; and

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(ix) all other agreements, documents, instruments, deeds, or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.2 or reasonably requested by Buyer.

(b) Buyer shall deliver to the Administrative Agent the following:

(i) certificates representing the Consideration Shares, in the names of Homestake and Lac Minerals, or as otherwise directed by the Administrative Agent, and for the number of Consideration Shares issued to each of Homestake and Lac Minerals, or as otherwise directed by the Administrative Agent, as set forth in a written notice by the Administrative Agent to Buyer to be delivered at least two Business Days prior to Closing;

(ii) warrants representing the Consideration Warrants, in the names of Homestake and Lac Minerals, or as otherwise directed by the Administrative Agent, and for the number of Consideration Warrants issued to each of Homestake and Lac Minerals, or as otherwise directed by the Administrative Agent, as set forth in a written notice by the Administrative Agent to Buyer to be delivered at least two Business Days prior to Closing;

(iii) the Royalty Deed, duly executed by the Company;

(iv) the Indemnity Deed, duly executed by Buyer and/or the Company, as applicable;

(v) the Investor Rights Agreement, duly executed by Buyer and Augusta;

(vi) certificate of good standing or equivalent for Buyer issued by the State of Delaware within three days of the Closing Date; and

(vii) all other agreements, documents, instruments, deeds, or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3 or reasonably requested by the Administrative Agent.

2.5 Exclusions and Limitations.

(a) All communications and other documents exchanged between the Company or its Affiliates and legal counsel (including, as applicable, internal legal counsel) providing legal advice to the Company and its Affiliates, including documents and communications related to the Transactions and files maintained by legal counsel as a result of providing legal advice to the Company and its Affiliates (the “Privileged Documents”), that are subject to the attorney-client privilege, any similar privilege, or that constitute attorney work product (as applicable, a “Privilege”), specifically are excluded from the Transactions and shall be the property of Sellers and their respective Affiliates, as applicable. Neither the Company or Sellers, nor the applicable Affiliates, intend to waive any applicable Privilege, and any disclosure of any Privileged Documents, whether in the Books and Records or otherwise, shall be deemed to be inadvertent. Accordingly, Buyer acknowledges and agrees that a disclosure of any Privileged Documents will not constitute a waiver of such Privilege, and Buyer promptly shall return to the Administrative Agent, or with the consent of the Administrative Agent destroy, such inadvertently disclosed Privileged Documents.

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(b) Pursuant to the Contribution and Conversion, all ownership and interest of BBI in and to Barrick Nevada Holding LLC, a Delaware limited company (“Barrick Nevada Holding”), Nevada Gold Mines LLC, a Delaware limited liability company (“NGM”), and any other assets which do not constitute Company Assets, will be transferred to Homestake and are not included in the Transactions. Buyer acknowledges such transfer, and covenants and agrees that it will not, now or in the future, make any claim of any legal or beneficial rights in or to the equity interests or assets of Barrick Nevada Holding or NGM or any other assets of the Company which may inadvertently be transferred pursuant to the Contribution and Conversion which do not constitute Company Assets.

(c) The Patented Claims, Unpatented Claims, Water Rights, Rights-of-Way and Operating Permits are in the name of BBI. Pursuant to the Contribution and Conversion, the name of BBI will be changed to the Company. The Administrative Agent will record the change in name from BBI to the Company with the appropriate Governmental Authorities in respect of the Patented Claims and the Unpatented Claims as part of the Contribution and Conversion. Subject to Section 5.8, Buyer, at its cost, shall be responsible and liable to use best efforts to file or record with the applicable Governmental Authorities all other name changes and qualifications within seven days of the Closing Date, including with regard to maintaining the qualification of the Company to conduct business in the State of California.

(d) In the event Buyer desires to revise any Patented Claims or Unpatented Claims, or any Water Rights, or the manner in which such Patented Claims or Unpatented Claims, or Water Rights, are recorded: (i) such revisions shall only be made following Closing; and (ii) Buyer shall be solely responsible for such recordings, and shall be solely liable for and shall pay all related recording fees and other costs, fees and expenses.

(e) In the event Buyer desires to amend, modify or revise any Operating Permits, or obtain additional Permits: (i) such amendments, modifications or revisions, or any action to obtain additional Permits, shall only be made following Closing; and (ii) Buyer shall be solely responsible for such amendments, modifications or revisions, or any action to obtain additional Permits, and shall be solely liable for and shall pay all related fees and other costs, including the cost of posting any bonds or other financial assurances related to any such amendments, modifications or revisions, or any action to obtain additional Permits.

2.6 Simultaneous Transactions. The Transactions, including the Transactions contemplated by the Subscription Agreements, and all deliveries contemplated by Section 2.4 shall be deemed to occur simultaneously on the Closing Date, and none shall be deemed completed until all are completed. The escrow relating to Closing contemplated in Section 2.3 shall not be terminated until the Parties have confirmed that the escrow arrangements relating to the closing of the Transactions contemplated by the Subscription Agreements will be concurrently released and that such closing will be deemed to have occurred concurrently with Closing.

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2.7 Termination of Lease and Option. The Parties hereby agree that on and as of the Execution Date, the Lease and Option to Purchase dated March 23, 2015, as amended (the “Lease and Option”), between BBI and RMMC automatically shall terminate without any further action on the part of any Party thereto, and all rights and obligations of the parties and their respective Affiliates under the Lease and Option shall cease; provided that any provisions of the Lease and Option which are designated in the Lease and Option as surviving termination thereof shall be unaffected by the termination contemplated in this Section 2.7.

2.8 Transfer Taxes. Buyer shall be solely liable for and shall pay all applicable sales, transfer, use, stamp, conveyance, value-added, real property transfer, recording, and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the Transactions.

2.9 Administrative Agent. Sellers hereby appoint Homestake as the Administrative Agent of Sellers under this Agreement, the Royalty Deed and the Indemnity Deed, to the extent that Sellers are party thereto, and each Seller hereby authorizes Homestake to act on behalf of it as its Administrative Agent in accordance with the terms of this Agreement, the Royalty Deed and the Indemnity Deed to the extent that it is a party thereto. Homestake hereby agrees to act as the Administrative Agent of Sellers as set forth in this Agreement, the Royalty Deed and the Indemnity Deed to which Sellers are party. Buyer hereby acknowledges and agrees that Homestake is acting as the Administrative Agent of Sellers under this Agreement, the Royalty Deed and the Indemnity Deed to which Sellers are party.

2.10 Legends.

(a) Sellers understand and agree that the certificates for the Securities shall bear substantially the following legend until: (i) such Securities shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective; or (ii) in the opinion of counsel acceptable to Buyer, such Securities may be sold without registration under the Securities Act, as well as any applicable “blue sky” or state securities Law:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

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(b) Sellers acknowledge that if any of the Securities are issued to a Person resident in Canada the certificates representing the Securities will bear, as of the Closing Date, a legend substantially in the following form and with the necessary information inserted:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE.”

Article 3

Representations and warranties of sellerS

Except as set forth in the Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization.

(a) Each Seller: (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed; and (ii) has the requisite company power and authority to own the Membership Units that will be held by it at the Closing Time.

(b) As of the date hereof and prior to the Contribution and Conversion, BBI is a corporation duly formed and in good standing under the Laws of the State of Delaware and is duly qualified to do business under the Laws of the States of California and Nevada.

(c) As of the Closing Time, the Company will be a limited liability company duly formed and in good standing under the Laws of the State of Delaware and will be duly qualified to do business under the Laws of the States of Nevada and California, subject to the filing by Buyer of name changes in the States of Nevada and California as required under Section 2.5(c).

3.2 Due Authorization, Execution and Delivery; Enforceability.

(a) Each Seller has the requisite company power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations under the Transaction Documents to which it is a party, and to consummate the transactions contemplated in the Transaction Documents to which it is a party. The execution and delivery by each Seller of the Transaction Documents to which it is a party, the performance by each Seller of its obligations under the Transaction Documents to which it is a party, and the consummation by each Seller of the Transactions to which it is a party have been duly authorized by all requisite company action. Each of the Transaction Documents to which a Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) As of the date hereof, and prior to the Contribution and Conversion, BBI has all necessary corporate power and authority to own and operate the Company Assets.

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(c) At the Closing Time, Company will have all necessary corporate power and authority to own and operate the Company Assets.

3.3 No Conflicts; Consents. Except as set forth in the Disclosure Schedule and as would not have a Material Adverse Effect, the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party, and the consummation of the Transactions to which it is a party: (a) do not: (i) conflict with or result in a violation or breach of any provision of the constating documents of either Seller or BBI or any contract or agreement with respect to BBI or the Company Assets to which Sellers or BBI is party (as of the date hereof, and prior to the Contribution and Conversion), or (ii) violate in any material respect any Law applicable to such Seller or the Company Assets; and (b) will not conflict with or result in a violation or breach of any provision of the constating or organizational documents of the Company or any contract or agreement to which the Company is party at the Closing Time. Upon the Closing in accordance with this Agreement, Buyer will acquire the Membership Units, representing 100% of the equity interests in the Company, free and clear of any Encumbrances arising by, through or under Sellers.

3.4 Capitalization of the Company; Title to Membership Units.

(a) As of the date hereof and prior to the Contribution and Conversion, the authorized equity of BBI consists of the Voting Shares and the Non-Voting Shares.

(b) At the Closing Time:

(i) the authorized equity of the Company will consist of the Voting Units and the Non-Voting Units;

(ii) all of the Membership Units will have been issued in accordance with the LLC Agreement;

(iii) Homestake will own all of the Voting Units free and clear of all Encumbrances arising by, through or under Homestake; and

(iv) Lac Minerals will own all of the Non-Voting Units free and clear of all Encumbrances arising by, through or under Lac Minerals.

(c) At the Closing Time, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of the Company or obligating any Seller or the Company to issue or sell any Membership Units or other equity interest in the Company.

3.5 Company Assets. At the Closing Time, the Company will not have any liabilities other than liabilities that directly relate to, arise from or otherwise have been incurred in connection with the ownership or operation of the Company Assets and the only material assets of the Company of any kind will be the following Company Assets:

(a) Schedule 1.1(a) of the Disclosure Schedule sets forth a true and complete list of the Patented Claims. Except as set forth in the Disclosure Schedule, at the Closing Time the Company will hold title to the Patented Claims, free and clear of all Encumbrances arising by, through or under Sellers or their Affiliates, except for Permitted Encumbrances.

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(b) Schedule 1.1(b) of the Disclosure Schedule sets forth a true and complete list of the Unpatented Claims. Except as set forth in the Disclosure Schedule, at the Closing Time the Company will hold title to the Unpatented Claims, free and clear of all Encumbrances arising by, through or under Sellers or their Affiliates, except for Permitted Encumbrances. At the Closing Time, all maintenance fees on the Unpatented Claims held by the Company will have been paid on or before the date such maintenance fees have become due and payable.

(c) Schedule 1.1(c) of the Disclosure Schedule sets forth a true and complete list of all Rights-of-Way. Except as set forth in the Disclosure Schedule, at the Closing Time the Company will hold a valid and enforceable interest in the Rights-of-Way, free and clear of all Encumbrances, except for Permitted Encumbrances.

(d) Schedule 1.1(d) of the Disclosure Schedule sets forth a true and complete list of the Water Rights. Except as set forth in the Disclosure Schedule, at the Closing Time the Company will hold a valid and enforceable interest in the Water Rights, free and clear of all Encumbrances arising by, through or under Sellers or their Affiliates, except for Permitted Encumbrances.

(e) Schedule 1.1(e) the Disclosure Schedule sets forth a true and complete list of the Operating Permits. Except as set forth in the Disclosure Schedule, the Operating Permits are in force and effect and (i) as of the date hereof, BBI has not and (ii) at the Closing Time, the Company will not have, received any written notice from any Governmental Authority of any current and unresolved violation under any Operating Permit.

3.6 Legal Proceedings. As of the date hereof, BBI is not a party to any Claim with respect to the Company or the Company Assets. To the Knowledge of Sellers, no such Claim has been made or is threatened in writing which if determined adversely would result in a Material Adverse Effect or that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

3.7 Compliance with Laws; Permits. As of the date hereof and prior to the Contribution and Conversion, BBI is in compliance in all material respects with: (a) all Laws applicable to it, except where the failure to be in such compliance would not have a Material Adverse Effect; and (b) the Operating Permits and Water Rights are valid and in full force and effect, in each case except where the failure to obtain or maintain such Operating Permits and Water Rights would not have a Material Adverse Effect. At the Closing Time, the Company will be in compliance in all material respects with: (i) all Laws applicable to it, except where the failure to be in such compliance would not have a Material Adverse Effect; and (ii) the Operating Permits and Water Rights will be valid and in full force and effect, in each case (A) except where the failure to obtain or maintain such Operating Permits and Water Rights would not have a Material Adverse Effect and (B) subject to the filing by Buyer of name changes with the applicable Governmental Authorities as required under Section 2.5(c).

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3.8 Taxes. Except for matters that would not have a Material Adverse Effect:

(a) BBI has duly and timely filed (or there have been filed on its behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by it for all periods ending prior to the date hereof. All such Tax Returns are complete and correct in all material respects and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. All Taxes shown on all such Tax Returns or any assessments or reassessments in respect of any such Tax Returns, and all Taxes required to be paid by BBI, have been paid in full.

(b) No Governmental Authority has asserted, or is threatening to assert, against BBI (or at the Closing Time, its successor, the Company) any deficiency or claim for Taxes, and no Governmental Authority has challenged or disputed a filing position taken by or on behalf of BBI in any Tax Return.

(c) (i) There are currently no tax actions, suits, proceedings, audits, investigations or claims now existing, pending or threatened against BBI (or at the Closing Time, its successor, the Company); (ii) no tax reassessments in respect of BBI (or at the Closing Time, its successor, the Company) have been issued and are outstanding; (iii) there are no outstanding issues or matters in respect of Taxes which have been raised and communicated to BBI (or at the Closing Time, its successor, the Company) by any Governmental Authority; and (iv) BBI (or at the Closing Time, its successor, the Company) has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment, payment or collection of any Taxes, or otherwise waived any statute of limitations in respect of Taxes.

(d) No Encumbrance for Taxes has been filed or exists in respect of BBI (or at the Closing Time, its successor, the Company) other than for Taxes not yet due and payable.

(e) The representations and warranties set forth in this Section 3.8 are the sole and exclusive representations and warranties made by Sellers with respect to Taxes.

3.9 Financial Advisors. There is no Person acting or purporting to act on behalf of Sellers or any of their Affiliates who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the Transactions contemplated in this Agreement.

3.10 Resale Restrictions. Sellers acknowledge the Securities have not been registered under the Securities Act or any state securities Laws and may not be transferred or sold except pursuant to an effective registration statement or an available exemption therefrom. Sellers acknowledge an investment in the Securities involves a high degree of risk including the risks set forth in the SEC Filings. Subject to Section 2.2, Sellers, or upon written direction of the Sellers, an Affiliate thereof, are acquiring the Securities a principal for its or their own account and have no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities.

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3.11 No Other Representations and Warranties.

(a) Except for the representations and warranties specifically contained in this Article 3 (including the Disclosure Schedule), Buyer hereby acknowledges and agrees that the Transactions contemplated by this Agreement are being completed on an “as is, where is” basis. None of Sellers or any of their Affiliates or Representatives, or any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, BBI or the Company, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives (including any projections, information, documents or material made available to Buyer or its Representatives in the Books and Records, management presentations or other communications with management, or in any other form in expectation of the Transactions), the sufficiency, merchantability or fitness for any particular purpose of the Company Assets, including the Operating Permits and the Water Rights, compliance with applicable Laws, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise at law or in equity, all of which are hereby expressly disclaimed.

(b) WITHOUT LIMITING THE FOREGOING, NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE EXISTENCE OR STATUS OF ANY MINES OR WORKINGS WITHIN THE AREA COVERED BY THE PATENTED CLAIMS AND UNPATENTED CLAIMS, INCLUDING THE EXISTENCE AND STATUS OF ANY ABANDONED MINES OR WORKINGS, THE STATUS OF ANY ROYALTIES IDENTIFIED IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULE) OR THE EXISTENCE OR STATUS OF ANY UNRECORDED RIGHTS TO ANY ROYALTIES, THE NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES, OR RESOURCES, THE ABILITY TO EXTRACT, PROCESS, OR SELL MINERALS BY ANY MEANS, WHETHER ANY NECESSARY PERMITS CAN BE OBTAINED IN A TIMELY MANNER, WHETHER ANY MINING CAN BE DONE ECONOMICALLY OR AT ALL, OR THAT THERE WILL BE NO THIRD PARTY CHALLENGE TO THE ISSUANCE OF ANY REQUIRED PERMIT OR ENVIRONMENTAL IMPACT STATEMENT REQUIRED FOR OPERATIONS WITH RESPECT TO THE COMPANY ASSETS, OR THAT THERE ARE NO RIGHTS (INCLUDING ROYALTIES, ACCESS RIGHTS, INFORMATION RIGHTS, RECONVEYANCE RIGHTS, REVERSIONARY RIGHTS OR OTHER RIGHTS OF PREDECESSORS IN INTEREST).

Article 4

Representations and warranties of buyer

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware. Buyer is duly qualified to do business and is in good standing in the states required due to: (i) the ownership or lease of real or personal property for use in the operation of Buyer’s business; or (ii) the nature of the business conducted by Buyer. Buyer has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted, to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and to carry out the Transactions contemplated hereby and thereby, including the power and authority to create, issue and deliver the Consideration Units to be issued pursuant to this Agreement, and the Warrant Shares to be issued upon due exercise of the Consideration Warrants in accordance with their terms. All actions on the part of Buyer and its officers and directors necessary for the authorization, execution, delivery and performance of the Transaction Documents, the consummation of the Transactions contemplated hereby and thereby, and the performance of all of Buyer’s obligations under the Transaction Documents, including the creation, issuance and delivery of the Consideration Units to be issued pursuant to this Agreement, and the Warrant Shares to be issued upon due exercise of the Consideration Warrants in accordance with their terms, have been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which Buyer is a party on the Closing will be, duly executed and delivered by Buyer, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability of the obligations hereunder and thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or Law).

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4.2 Subsidiaries. The only subsidiaries of Buyer are Standard Gold Corp. and RMMC (each a “Subsidiary” and, collectively, the “Subsidiaries”). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Law of the State of Nevada. Each Subsidiary is duly qualified to do business and is in good standing in the states required due to: (i) the ownership or lease of real or personal property for use in the operation of its business; or (ii) the nature of the business conducted by such Subsidiary. Each Subsidiary has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted, to execute, deliver and perform its obligations under each agreement to which it is a party, and to carry out the transactions contemplated thereby. Buyer legally and beneficially owns all of the equity interests in the Subsidiaries, free and clear of any Encumbrance, and any agreement, option, right or privilege capable of becoming an Encumbrance. There are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer of any securities of any Subsidiary, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of either Subsidiary. All outstanding equity interests in each Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable.

4.3 Issuance of Securities. The Securities to be issued to Sellers or any of their Affiliates pursuant to this Agreement, and the Warrant Shares to be issued upon due exercise of the Consideration Warrants in accordance with their terms, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and will be fully paid and non-assessable.

4.4 Exemption from Prospectus Requirements. The issuance of the Securities will be exempt from the prospectus and registration requirements of applicable securities Law and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained under Canadian Securities Law in connection with the first trade of the Securities; provided that: (a) Buyer is and has been a reporting issuer in a jurisdiction in Canada for the four months immediately preceding the trade; (b) at least four months have elapsed from the Closing Date; (c) the certificates representing the Consideration Shares and the Consideration Warrants carry a legend stating that “Unless permitted under securities legislation, the holder of this security must not trade the security before [insert date that is 4 months and a day after the Closing Date]”; (d) such trade is not a control distribution (as such term is defined in National Instrument 45-102 – Resale Restrictions); (e) no unusual effort is made to prepare the market or to create a demand for the Securities that are subject of the trade; and (f) no extraordinary commission or consideration is paid to a Person in respect of the trade.

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4.5 Authorization; Enforcement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, and the consummation of the Transactions contemplated hereby and thereby, including the creation, issuance and delivery of the Consideration Units to be issued to Sellers or any of their Affiliates pursuant to this Agreement, and the Warrant Shares to be issued upon due exercise of the Consideration Warrants in accordance with their terms, will not: (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any Law applicable to Buyer; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (except as may be required under applicable securities Law) except (i) such as have already been obtained, (ii) notification of a change of control to be provided by the Buyer following the Closing to the OTC Markets Group, Inc. and (iii) any acceptance of the CSE of the Transactions contemplated by the Transaction Documents, if necessary, which will be obtained by the Closing Date; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Buyer is a party or by which it is bound or to which any assets of Buyer are subject; (d) result in the creation of any Encumbrance upon the assets of Buyer, or upon any Common Shares or other securities of Buyer; (e) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or by-laws of Buyer; (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Buyer; or (g) restrict, hinder, impair or limit the ability of Buyer to carry on its business in any material respect as and where it is now being carried on.

4.6 SEC Filings. Buyer is subject to, and in material compliance with, the reporting requirements of Section 13 or 15(d) of the Exchange Act. Buyer has made available to Sellers through the EDGAR system true and complete copies of each of Buyer’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K, in each case filed since January 1, 2018 (collectively, the “SEC Filings”). The SEC Filings, when they were filed with the SEC (or, if any amendment with respect to any such document was filed, when such amendment was filed), complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and did not, as of such date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer and each of the Subsidiaries, are engaged in all material respects only in the business described in the SEC Filings, and the SEC Filings contain a complete and accurate description in all material respects of the business of Buyer and the Subsidiaries.

4.7 Reporting Issuer Status. Buyer is a reporting issuer in the provinces of British Columbia and Ontario, is not in default of any of the requirements of Canadian Securities Law in such provinces and its name does not appear on the lists of defaulting reporting issuers maintained by the Canadian Securities Authorities.

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4.8 Listing Status. All of the issued and outstanding Common Shares are listed and posted for trading on the CSE and no order, ruling or determination having the effect of ceasing or suspending trading of any securities of Buyer or prohibiting from trading of Buyer’s issued securities has been issued and no proceedings for such purpose have been instituted or, to the Knowledge of Buyer, are pending or contemplated or threatened.

4.9 No Cease Trade. The Common Shares are not subject to or affected by any actual or, to the Knowledge of Buyer, pending or threatened cease trade orders of, compliance or denial of use of exemption orders of, or action, investigation or proceeding by or before, any securities regulatory authority, court, administrative agency or other tribunal.

4.10 Continuous Disclosure Documents. Since January 1, 2018, Buyer has filed with all applicable securities regulatory authorities all forms, reports and documents required to be filed by it pursuant to all applicable Law, instruments, and policies, and all such filings, when made, complied in all material respects with the then applicable Law, instruments and policies. Such documents are accurate as at the date thereof, in all material respects, and may be relied upon by Sellers in consummating the Transactions contemplated hereby and thereby; and in particular, without limiting the foregoing, Buyer has made timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to Buyer which has occurred with respect to which the requisite material change report has not been filed.

4.11 No Misrepresentation. The documents publicly disclosed by Buyer do not contain any untrue statement of a material fact as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and were prepared in accordance with and complied with applicable securities Law.

4.12 Compliance with Applicable Corporate and Securities Laws. Buyer has complied and will comply in all material respects with the requirements of all applicable corporate and securities Law, including, without limitation, all applicable Law with respect to the issuance of the Consideration Units.

4.13 Capitalization and Additional Issuances. The authorized and outstanding capital stock of Buyer on a fully diluted basis are as set forth in the SEC Filings as of the dates set forth therein. As of the date of this Agreement, 161,230,237 Common Shares and 19,229,166 shares of Series B Preferred Stock (each convertible into one Common Share) are issued and are outstanding as fully paid and non-assessable, and no shares of Series A Preferred Stock are outstanding; all of the Common Shares and preferred stock have been issued in compliance with applicable Law, including applicable securities Law and the policies of the CSE. Other than pursuant to the transactions contemplated by the Subscription Agreements (the “Financing Transaction”), pursuant to the conversion of shares of Series B Preferred Stock as set forth above, and as set forth in Exhibit E, no Person has any agreement or option or right or privilege (whether at Law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of Buyer. The Consideration Units, upon issuance, will not be issued in violation of or subject to any pre-emptive rights, participation rights or other contractual rights to purchase securities issued by Buyer. The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect is described in the SEC Filings.

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4.14 Shareholder Rights Plan. Buyer has not entered into a shareholder rights plan agreement or put in place a shareholder rights plan.

4.15 Transfer Agent. National Securities Administrators Ltd. has been duly appointed as the transfer agent and registrar for the issued and outstanding Common Shares in the United States and Canada.

4.16 Private Placement. No registration under the Securities Act is required for the issuance of the Consideration Units by Buyer to Sellers or any of their Affiliates as contemplated hereby.

4.17 Investment Company. Buyer is not, and is not an affiliate of, and immediately after closing of the Transactions will not be an affiliate of, an “investment company” within the meaning of the Investment Company Act. Buyer shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.18 Bankruptcy, Insolvency and Reorganization. None of Buyer or any Subsidiary is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or under Title 11 United States Code Section 101, as applicable, and none of Buyer or any Subsidiary has made an assignment in favor of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it nor undertaken a demerger or the transfer of its statutory seat or effective place of its management. None of Buyer or any Subsidiary has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution or a demerger or the transfer of its statutory seat or effective place of its management. No receiver is currently appointed in respect of Buyer or any Subsidiary, or their respective property or assets and no execution or distress is currently levied upon any of the property or assets of Buyer or any Subsidiary. No act or proceeding has been taken or authorized by or against Buyer or any Subsidiary with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to Buyer or any Subsidiary nor have any such proceedings been authorized by any other Person.

4.19 Material Contracts. The material contracts of Buyer and the Subsidiaries, to which Buyer or any Subsidiary is a party or to which they, or any of their respective properties or assets, may be subject or by which Buyer or any Subsidiary is bound as of the Closing Date are: (a) the Transaction Documents; and (b) otherwise described in the SEC Filings (the “Material Contracts”). All Material Contracts are in full force and effect (other than the Transaction Documents to be entered into on Closing, which are in full force and effect on Closing only), and Buyer or a Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. All of the Material Contracts are valid and binding obligations of Buyer or a Subsidiary, as applicable (other than the Transaction Documents to be entered into on Closing, which are valid and binding on Closing only), enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other applicable Law affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction and there exists no default by Buyer or event of default or event, occurrence, condition or act, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Buyer under any Material Contract and, to the Knowledge of Buyer, all covenants to be performed by any other party to such agreements have been fully performed in all material respects and Buyer has not received notification from any party that it is in breach of or default under any Material Contracts.

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4.20 Financial Statements; Internal Controls.

(a) Buyer’s audited consolidated financial statements included in Buyer’s Form 10-K for the year ended December 31, 2019 and the unaudited consolidated financial statements included in Buyer’s quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed in the SEC Filings (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (“GAAP”) and PCAOB standards and present fairly in all material respects the financial condition and position of Buyer, taken as a whole and including all consolidation adjustments and other GAAP adjustments, as at the dates thereof and the results of operations and changes in financial position of Buyer for the periods covered by such financial statements subject to, in the case of the interim financial statements, normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies. There has been no material change in the accounting policies of Buyer since the date of the last Financial Statement.

(b) The books of account and other financial records of Buyer: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with local tax and accounting (excluding any purchase price allocation entries and other GAAP adjustments) regulations and GAAP applied on a consistent basis in accordance with the past practices of Buyer; and (ii) have been maintained in accordance with good business practices, GAAP and PCAOB requirements.

(c) Buyer maintains systems of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements for the group of entities in conformity with GAAP; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(d) Each SEC Filing containing financial statements was accompanied by the certifications required to be filed or submitted by Buyer’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Buyer nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

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(e) Save and except as disclosed in the Financial Statements, Buyer and each of its Affiliates does not have any loans, notes or other indebtedness outstanding to any of its shareholders, officers, directors or employees, past or present, or any Person not dealing at “arm’s length” (as such term is used in the Income Tax Act (Canada)).

(f) The auditors of Buyer are independent public accountants as required by applicable securities legislation, including Article 2 of Regulation S-X, and there has not been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) or required disclosure under Item 4.01 of Form 8-K, that has not otherwise been reported, with the present or former auditor of Buyer and the auditor of Buyer has not provided any material comments or recommendations to Buyer regarding its accounting policies, internal control systems or other accounting or financial practices that have not been implemented by Buyer.

4.21 Tax Representations.

(a) Buyer and each Subsidiary have duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by or on their behalf for all periods ending prior to the date hereof. All such Tax Returns are complete and correct in all material respects and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. All Taxes shown on all such Tax Returns or any assessments or reassessments in respect of any such Returns, and all Taxes required to be paid by Buyer and each Subsidiary, have been paid in full. Buyer has made a provision for Taxes in the Financial Statements, which constitute an adequate provision for the payment of all Taxes.

(b) No Governmental Authority has asserted, or is threatening to assert, against Buyer or any Subsidiary any deficiency or claim for Taxes, and no Governmental Authority has challenged or disputed a filing position taken by Buyer or any Subsidiary in any Tax Return.

(c) There are currently no tax actions, suits, proceedings, audits, investigations or claims now existing, pending or threatened against Buyer or any Subsidiary. No tax reassessments in respect of Buyer or any Subsidiary have been issued and are outstanding, and there are no outstanding issues or matters in respect of taxes which have been raised and communicated to Buyer or any Subsidiary by any Governmental Authority. Neither Buyer nor any Subsidiary has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment, payment or collection of any Taxes, or otherwise waived any statute of limitations in respect of Taxes.

(d) No Encumbrance for Taxes has been filed or exists in respect of Buyer or any Subsidiary other than for Taxes not yet due and payable.

4.22 Employment Matters.

(a) Except for certain indebtedness of Buyer to David Beling, Buyer’s Chief Executive Officer, in the amount of US$654,000 as at June 30, 2020, and a severance payment to David Beling of US$200,000 triggered on Closing, neither Buyer nor any Subsidiary is a party to or bound by any oral or written contract or commitment providing for: (i) severance, notice of termination or pay in lieu of notice of termination or termination, severance, retention or similar payments; or (ii) cash or other compensation or benefits to any director, officer, employee, consultant or agent upon or as a result of the execution of the Transaction Documents or the consummation of the Transactions contemplated in hereby or thereby.

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(b) Buyer is in compliance, in all material respects, with the provisions of all federal, state, provincial, municipal, local and foreign Law respecting employment and employment practices, terms and conditions of employment and wages and hours.

(c) Buyer does not have, and has never had, employee plans other than Buyer’s 2011 and 2017 Equity Incentive Plans.

4.23 Environmental Matters.

(a) Buyer and each Subsidiary: (i) is in material compliance with all applicable Law relating to the protection of human health and safety, the environmental or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, the “Environmental Laws”); (ii) has received all necessary Permits required of it under applicable Environmental Laws to conduct its business as presently conducted (collectively, the “Environmental Permits”); (iii) is in material compliance with all terms and conditions of each Environmental Permit; (iv) confirms that here have been no past, and there are no current claims, complaints, notices or requests for information received by Buyer or any Subsidiary with respect to any alleged violation of any Environmental Laws that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the business, operators or financial condition of Buyer or any Subsidiary; and (v) to the Knowledge of Buyer, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any other Person or governmental body or agency, against or affecting Buyer or any Subsidiary relating to Environmental Laws.

(b) Except in compliance with Environmental Permits and Environmental Laws, neither Buyer nor any Subsidiary has used or permitted to be used any of its assets or facilities, whether owned, leased, occupied, controlled or licensed or which it owned, leased, occupied, controlled or licensed at any prior time, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous waste, material or substance as defined in or pursuant to any Environmental Laws by which Buyer is bound or subject.

4.24 Litigation Matters.

(a) There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the Knowledge of Buyer, threatened or adversely affecting Buyer or any Subsidiary or to which any of their property or assets is subject, at law or in equity, or before or by any Governmental Authority, and none of Buyer nor any Subsidiary are subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

(b) To the Knowledge of Buyer, there is no pending change or contemplated change to any applicable Law that would or may reasonably be expected to have a material adverse effect on the business, operators or financial condition of Buyer or any Subsidiary.

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(c) Neither Buyer nor any Subsidiary, nor any other Person associated with or acting on behalf of Buyer or any Subsidiary (including, without limitation, any Representative of Buyer or any Subsidiary) has, directly or indirectly, while acting on behalf of Buyer or any Subsidiary: (i) used any corporate funds for unlawful contributions, gifts or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds; or (iii) violated or alleged to have violated any provisions of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect in a jurisdiction.

(d) The operations of Buyer and each Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations promulgated thereunder and any related or similar rules, regulations, guidelines issued, administered or enforced by each applicable Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any applicable court of governmental agency, authority or body or any arbitrator involving Buyer or any Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Buyer, threatened.

(e) Neither Buyer, any Subsidiary nor, to the Knowledge of Buyer, any Representative thereof is currently the target of any U.S. sanctions administered by the Officer of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and Buyer will not directly or indirectly use the proceeds of the Financing Transaction or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that is currently the target of any U.S. sanctions administered by OFAC.

(f) No property or assets of Buyer or any Subsidiary has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the Knowledge of Buyer, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.25 Material Properties. Buyer’s only interest in a mineral project on a property material to Buyer is the Bullfrog Gold Project located in Nye County, Nevada which, for greater certainty, shall be deemed not to include the Company Assets until immediately following Closing (the “Bullfrog Project”).

4.26 Scientific and Technical Information. Buyer is in compliance with the provisions of National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and has filed all technical reports in respect of its properties (and properties in respect of which it has a right to earn an interest) required thereby. The technical report of Buyer entitled “NI 43-101 Technical Report, Mineral Resource Estimate, Bullfrog Gold Project, Nye County, Nevada” dated effective August 9, 2017 (the “Technical Report”) remains current as of the date hereof. The Technical Report complies in all material respects with the requirements of NI 43-101 and there is no new scientific or technical information concerning the Bullfrog Project since the date thereof that would require a new technical report in respect of such properties, respectively, to be issued under NI 43-101. Buyer and each Subsidiary has made available to the author of the Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by the author and none of such information contained any misrepresentation at the time such information was provided. The information publicly disclosed by Buyer relating to scientific and technical information has been prepared in accordance with NI 43-101 and in compliance with all applicable securities Law.

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4.27 Bullfrog Project.

(a) Buyer and/or each Subsidiary has sufficient title, clear of any material title defect or Encumbrance, to the Bullfrog Project and has good and sufficient title to all real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, surface use agreements, permits or licenses from landowners or authorities permitting the use of land by Buyer and/or each Subsidiary necessary to permit the operation of their businesses as presently owned and conducted. Buyer and/or each Subsidiary holds all mineral rights, Permits and water rights required to continue their businesses and operations as currently conducted and Buyer and/or each Subsidiary has not received any notice, whether written or oral, from any Person with jurisdiction or applicable authority of any revocation or intention to revoke or cancel Buyer’s or any Subsidiary’s interest in any material mining rights, Permits or water rights nor has Buyer or any Subsidiary received any compliance orders, citations or notices relating to non-compliance or alleged non-compliance, relating to the mining rights, Permits or water rights. The mineral rights, Permits and water rights are free and clear of Encumbrances and royalty burdens other than as described in the documents publicly disclosed by Buyer. Buyer and/or each Subsidiary, as applicable, has the exclusive right to deal with mineral rights held by Buyer and/or each Subsidiary, the Permits and the water rights.

(b) The mineral rights, Permits and water rights related to the Bullfrog Project which are held by Buyer and/or Subsidiaries are in good standing and have been properly located and recorded in compliance with applicable Law.

(c) All assessment or other work required to be performed in relation to the Bullfrog Project in order to maintain Buyer’s and/or each Subsidiary’s interests therein, if any, have been performed to date and Buyer and each Subsidiary has complied with all applicable Law in connection therewith.

(d) Any and all Taxes and other payments required to be paid in respect of the Bullfrog Project have been paid and any and all filings required to be filed in respect of the Bullfrog Project have been filed.

(e) Other than Buyer and/or each Subsidiary, no other Person has any interest in the Bullfrog Project or any right to acquire any such interest and there are no back-in rights, earn-in rights, rights of first refusal, royalty rights or similar provisions other than as disclosed by Buyer in the SEC Filings which would affect Buyer’s or any Subsidiary’s interests in the Bullfrog Project.

(f) There are no mining concessions, claims, interests in real and immoveable property, leases, licenses, permits or any other rights conflicting with the Bullfrog Project.

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(g) Neither Buyer nor any Subsidiary has received any notice, whether written or oral from any Governmental Authority of any default under, or of any revocation or limitation, or intention to revoke or limit, any mineral rights, Permits or water rights held by Buyer and/or each Subsidiary in connection with the Bullfrog Project.

(h) Buyer and/or each Subsidiary possess all material licenses, Permits, certificates, consents, orders, grants, approvals, classifications, program participation requirements, sign-offs, registrations, or other authorizations of and from any Governmental Authority (collectively, the “Bullfrog Permits”) necessary to carry on the business currently carried on, or contemplated to be carried on by them. The Bullfrog Permits are in compliance in all material respects with the terms and conditions of all the Bullfrog Permits and with all Law related to the operations thereof. Neither Buyer nor any Subsidiary has received any written or other notice of the modification, revocation, limitation or cancellation of, or any intention to modify, revoke, limit or cancel, or any proceedings relating to the modification, revocation, limitation or cancellation of any of the Bullfrog Permits. Buyer and each Subsidiary are in compliance in all material respects with the terms and conditions of all of the Bullfrog Permits and with all Law related to the operations thereof.

4.28 COVID-19. Except as mandated by, or in conformity with the recommendations of a Governmental Authority, there has been no closure, demobilization, shut-down, suspension, postponement or disruption to any of Buyer’s or any Subsidiary’s properties or to the operations and workforce productivity of Buyer and each Subsidiary as a result of the novel coronavirus outbreak.

4.29 No Brokerage Fee. There is no Person acting or purporting to act on behalf of Buyer who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the Transactions contemplated herein, other than Fort Capital Partners which is entitled to a cash payment of CDN$1,200,000 on Closing.

4.30 Minute Books. The minute books of Buyer and each Subsidiary contains copies of all constating documents and all proceedings of securityholders and directors (and committees thereof) and are completed in all material respects.

4.31 No Agreements Affecting Voting Control. Other than the Investor Rights Agreement to be entered into on Closing, no agreement is in force or effect which will in any manner affect the voting or control of any of the securities of Buyer.

4.32 Insurance. The assets of Buyer and each Subsidiary and their businesses and operations are insured against loss or damage with responsible insurer on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and neither Buyer nor any Subsidiary has breached the terms of any policies in respect thereof or failed to promptly give any notice or present any material claim thereunder.

4.33 Full, True and Complete Disclosure. Buyer has made available to Sellers and its advisors, or publicly disclosed, all of the information relating to Buyer that Sellers have requested for deciding whether to complete the Transactions; none of the foregoing representations, warranties and statements of fact and no other statement furnished by or on behalf of Buyer to Sellers or their Representatives in connection with the negotiation of the Transactions, contain any untrue statement of a material fact or omit to state any material fact necessary to make such statement or representation not misleading under the circumstances in which such statement or representation is made.

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4.34 Independent Review.

(a) Buyer and its Affiliates and its and their respective Representatives have had sufficient access to and opportunity to review the Company Assets and the Books and Records and to ask questions of the management representatives and professional advisors of Sellers, as necessary for Buyer to investigate, analyze, and evaluate the Company Assets and the Books and Records, and to make its and their independent decision to consummate the Transactions.

(b) In making the decision to enter into the Transaction Documents to which Buyer is a party, and to consummate the Transactions, Buyer has conducted its own independent investigation, analysis, and evaluation of the Company, the Company Assets and the Books and Records (including Buyer’s own estimate and appraisal of the extent, location and value of mineralization, mineral resources and reserves, undeveloped properties, and environmental obligations), and the financial condition of, operations, and prospects for, the Company.

Article 5

Covenants

5.1 Conduct of Business Prior to the Closing. From the Execution Date until the Closing:

(a) Sellers shall use reasonable commercial efforts to maintain the Company Assets as currently maintained, except: (i) as expressly required or permitted by this Agreement; (ii) as required pursuant to applicable Laws; (iii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); or (iv) as required to reasonably and prudently respond to an emergency or disaster (including the right to take forthwith any action required to insure the safety and integrity of the Company Assets). For greater certainty, the Parties acknowledge and agree that the foregoing covenant shall not be construed as prohibiting or impairing the ability of Sellers to give effect to the Contribution and Conversion prior to Closing.

(b) Upon the completion of the Contribution and Conversion, Sellers: (i) shall maintain the Company in good standing under the Laws of the State of Delaware; (ii) shall maintain the qualification of the Company to do business under the Laws of the State of Nevada; (iii) shall operate the Company in material compliance with the LLC Agreement; and (iv) shall not issue additional Membership Units, or enter into any agreement or arrangement for the issuance of additional Membership Units or securities convertible into Membership Units.

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5.2 Access to Information. From the Execution Date until the Closing, the Administrative Agent shall cause BBI or the Company, as applicable, to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect the Company Assets and the Books and Records; and (b) instruct the Representatives of Sellers, BBI and the Company to reasonably cooperate with Buyer in its investigation of the Company Assets and Books and Records; provided, however, that any such investigation shall be conducted at the sole risk of Buyer and its Representatives during normal business hours upon reasonable advance notice to the Administrative Agent, under the supervision of the Administrative Agent and its Representatives in compliance with all applicable Laws and the health and safety procedures of Sellers. Notwithstanding anything to the contrary in this Agreement, neither Seller, BBI nor the Company shall be required to disclose any information to Buyer if such disclosure would, as determined in the discretion of the Administrative Agent: (i) jeopardize any Privilege; (ii) contravene any applicable Law or fiduciary duty, or binding agreement entered into prior to the Execution Date; or (iii) relate to Company assets other than the Company Assets or the transactions contemplated in connection with the Contribution and Conversion. The Books and Records will be provided to Buyer and its Representatives on an “as is, where is” basis.

5.3 Notice of Certain Events. Sellers and Buyer agree that, subject to applicable Law, each shall provide the other (with any notice to Sellers directed to the Administrative Agent) prompt notice in writing of:

(a) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any material notice or communication from any Governmental Authority in connection with the Transactions;

(c) any material proceeding commenced or threatened against it or the Company, as applicable, which relates to the consummation of the Transactions or would reasonably be expected to have a Material Adverse Effect; and

(d) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement, and copies of all documents related thereto; provided that the giving of any such notice shall not in any way change or modify the representations and warranties of the Parties or the conditions in their favor contained in this Agreement or otherwise affect the remedies available to Sellers and Buyer under this Agreement.

5.4 Announcements and Confidentiality.

(a) Subject to the terms of this Agreement and Section 5.4(b), no announcement or communication (each an “Announcement”) concerning the existence or content of this Agreement and documents referred to herein shall be made by Sellers or Buyer without the prior written approval of the other Party or Parties.

(b) Section 5.4(a) does not apply to any Announcement if, and to the extent that such is required by any Governmental Authority (or the rules thereof) to which Sellers or Buyer (as applicable) are subject, provided that Sellers or Buyer (as applicable) shall, to the extent permitted by applicable Law and so far as is practicable, inform the other of such requirement and the information required to be disclosed, consult with the other as to possible steps to avoid or limit disclosure, take such of those steps as the other may reasonably require and, where the disclosure is to be made by way of public announcement, make reasonable efforts to agree to the wording of the announcement with the other in advance. Without limiting the generality of the foregoing, the Parties acknowledge and agree that Buyer will be required to file a Current Report on Form 8-K with the SEC that discloses the material terms of this Agreement and, subject to Section 5.4(e), attaches a copy of this Agreement as an exhibit in accordance with the Exchange Act.

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(c) Each Party shall and shall cause its Affiliates to, subject to Section 5.4(d), treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i) the subject matter and provisions of the Transaction Documents;

(ii) the negotiations relating to the Transaction Documents; or

(iii) an other Party.

(d) Notwithstanding Section 5.4(c), a Party may disclose information which would otherwise be confidential if and to the extent:

(i) the information is disclosed to Augusta, its Affiliates or its Representatives;

(ii) permitted by this Agreement (including Section 5.5);

(iii) required by applicable Law;

(iv) required by any Governmental Authority with authority over such Party or any of its Affiliates, subject to Section 5.4(b);

(v) disclosure is made to its Representatives, provided that any such Representative is first informed of the confidential nature of the information and such Representative acts in accordance with the provisions of Section 5.4(c) as if it were a party hereto;

(vi) the information has come into the public domain through no fault of that Party; or

(vii) the other Party or in the case of Sellers, the Administrative Agent, has given prior written approval to the disclosure, provided that, except as permitted pursuant to Section 5.4(d)(i), any disclosure shall, so far as is practicable, be made only after consultation with the other Party or Parties.

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(e) Notwithstanding anything else in this Section 5.4, Sellers acknowledge and agree that if Buyer is required to file on SEDAR or EDGAR under applicable Law any Transaction Document to which either Seller is a party, Buyer may file a redacted form of such agreement subject to such reasonable redactions as the Administrative Agent may request; provided that such redactions are permitted under applicable Law. Any provision of any Transaction Document that has been so redacted shall continue to constitute confidential information for purposes of this Agreement and this Section 5.4; provided, however, that if any securities regulatory authority subsequently requires Buyer to disclose any such redacted information or such redacted information shall otherwise become publicly available pursuant to applicable Law: (i) such redacted information shall cease to be confidential information upon such disclosure; and (ii) Buyer shall not be in breach or violation of this Agreement with respect thereto. Buyer agrees that prior to filing any version of this Agreement or any related agreement with any securities regulatory authority, it shall provide Sellers with a reasonable opportunity to review and comment on all documents to be submitted in connection with such filing and shall consider in good faith the comments, if any, provided by the Administrative Agent in respect of such documents, provided that any decision regarding redactions will ultimately be determined by Buyer, acting reasonably.

5.5 CSE Approval. Buyer shall use its commercially reasonable efforts to obtain, on or before the Closing Date any necessary approvals of the CSE for the: (a) issuance of the Consideration Units on the terms and conditions set out in this Agreement; and (b) the listing of the Consideration Shares and the Warrant Shares on the CSE. Buyer shall, in a prompt manner, keep Sellers informed of all correspondence and discussions with the CSE in connection with the issuance of the Consideration Units and the listing of the Consideration Shares and the Common Shares issuable on the exercise of the Consideration Warrants, as applicable, and provide Sellers copies of all applications, forms and documents submitted to the CSE in connection therewith. If requested by Sellers, Buyer will allow Sellers and their legal counsel to participate in all discussions with the CSE relating to the Transactions.

5.6 Governmental Approvals. Each Party hereto shall, as promptly as practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the consummation of the Transactions. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals or the consummation of the Transactions.

5.7 Contribution and Conversion. Sellers shall take, or cause to be taken, all reasonable action and do, or cause to be done, all other things reasonably necessary, proper and advisable under applicable Law to complete the Contribution and Conversion as soon as reasonably practicable on terms satisfactory to Sellers in their sole discretion. The Administrative Agent shall provide written confirmation to Buyer upon the completion of the Contribution and Conversion.

5.8 Seller Marks. As soon as possible, but no later than 30 days after the Closing Date, Buyer shall discontinue the use of any Seller Marks, shall take all actions and make all filings necessary to discontinue any and all use of any Seller Marks, including as contemplated in Section 2.5(c), and shall provide the Administrative Agent a certification no later than such deadline signed by an officer of Buyer confirming that Buyer has discontinued all use of Seller Marks.

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5.9 Closing Conditions. From the Execution Date until the Closing, each Party shall, and Sellers shall cause BBI and the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6 for which it is responsible.

5.10 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

5.11 Replacement Reclamation Bonds. Promptly after the Execution Date, the Administrative Agent or its Representatives and Buyer will meet with the relevant Governmental Authorities with respect to replacement of the sureties established by Sellers or their Affiliates to guarantee performance of the reclamation obligations of the Company related to the Company Assets as set forth on Schedule 5.11 of the Disclosure Schedule (the “Reclamation Bonds”). As quickly as possible thereafter, but in any event prior to Closing, Buyer shall deliver to the Administrative Agent or its Representatives evidence that Buyer has obtained, subject only to Closing, substitute guarantees, letters of credit, bonds, security deposits, cash or other surety obligations and evidence of financial capacity, in each case acceptable to the relevant Governmental Authorities in replacement of the Reclamation Bonds (the “Replacement Bonds”). As of the Closing Date, Buyer shall deliver to the applicable Governmental Authorities duly executed Replacement Bonds and Buyer shall use its best efforts to cause such agencies to fully and unconditionally release Sellers and their respective Affiliates from all obligations relating to the Reclamation Bonds and any liabilities related thereto.

5.12 Director and Officer Indemnification. Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company (including its predecessors) now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company (including its predecessors), as provided in the LLC Agreement (or the constating documents of its predecessors), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. No amendment or other modification of the LLC Agreement after the Closing Date will adversely affect such rights to indemnification, advancement of expenses and exculpation.

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5.13 Company Financial Statements.

(a) Buyer shall use reasonable commercial efforts prior to Closing to attempt to obtain an exemption from any requirement under the Exchange Act (the “Financial Statement Exemption”) that necessitates the filing or disclosure by Buyer or its Affiliates of historical financial statements of the Company or its predecessors (the “Company Historical Financial Statements”), except such statements required to be filed pursuant to the Exchange Act as a result of the acquisition by Buyer of the Membership Units prepared on the basis that the Contribution and Conversion occurred immediately prior to the commencement of the relevant fiscal periods. Buyer shall provide to the Administrative Agent any proposed submission by Buyer or its Affiliates to any applicable Governmental Authorities related to the Financial Statement Exemption at least ten Business Days prior to the date on which Buyer or its Affiliates intend to make such submission (the “Financial Statement Exemption Review Period”). The Administrative Agent and its Representatives, acting reasonably shall have the right to review, comment and sign-off on any such written submission during the Financial Statement Exemption Review Period and Buyer shall give reasonable and due consideration to any comments made by the Administrative Agent and its Representatives. Buyer or its Affiliates shall not submit the Financial Statement Exemption to the applicable Governmental Authorities prior to the expiration of the Financial Statement Exemption Review Period without the prior written approval of the Administrative Agent, not to be unreasonably withheld. Buyer shall promptly (and in any event within two Business Days) provide a copy of its submission in respect of the Financial Statement Exemption to the relevant Governmental Authorities, and shall promptly provide copies of any correspondence or other communications related thereto, to the Administrative Agent.

(b) Sellers, acting through the Administrative Agent, shall provide the Company Historical Financial Statements to Buyer in accordance with the requirements of the Exchange Act, as modified by the Financial Statement Exemption, if applicable, at least three weeks prior to the deadline under the Exchange Act for Buyer to file or disclose such Company Historical Financial Statements to the applicable Governmental Authorities. The Company Historical Financial Statements will be prepared in accordance with GAAP, and will be independently audited or reviewed in accordance with the applicable auditing standards of the PCAOB.

5.14 Directors’ and Officers’ Insurance. Prior to the Closing Date, Buyer shall obtain and fully pay any premiums due in connection with a directors’ and officers’ insurance policy for all present and future directors and officers of Buyer, covering claims in respect of acts or omissions in their capacity as directors or officers of Buyer occurring on or after the Closing Date, on terms satisfactory to Sellers, acting reasonably (the “D&O Insurance Policy”). Buyer shall maintain at all times on and after the Closing Date the D&O Insurance Policy or a subsequent directors’ and officers’ insurance policy in an amount and with a scope no less favorable than the D&O Insurance Policy.

5.15 Buyer’s Operations Prior to Closing.

(a) From the Execution Date until the Closing, except for the Transactions, (i) Buyer shall, and shall cause its Affiliates to, conduct its and their respective business and operations in the ordinary course of business and substantially as such business and operations are currently conducted; and (ii) Buyer shall not, and shall cause its Affiliates not to: (A) enter into any transaction or other arrangement that would have a material adverse effect on the business, results of operations, financial condition or assets of Buyer taken as a whole; (B) amend its constating documents; (C) adopt a plan of liquidation or resolutions providing for its liquidation or dissolution; or (D) sell, pledge or encumber (other than a Permitted Encumbrance) or otherwise transfer any assets having a value greater than US$100,000 in the aggregate, other than in the ordinary course of business.

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(b) From the Execution Date until the Closing, except for the Transactions, and except for any issuance of securities upon the conversion or exercise of any options, warrants or convertible preferred stock outstanding on the Execution Date, Buyer and its Affiliates shall not directly or indirectly: (i) issue, or enter into any agreements or other arrangements to issue, any capital stock or increase or decrease the number of shares of capital stock authorized for issuance; (ii) issue or authorize the issuance of, or enter into any agreements or other arrangements to issue or authorize the issuance of, any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or any of its Affiliates to issue or sell any shares of capital stock or other equity interest in Buyer or any of its Affiliates; (iii) split, combine or reclassify any shares of its capital stock; (iv) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its outstanding securities; or (v) amend or agree to amend the terms of any of its outstanding securities.

(c) From the Execution Date until the Closing, Buyer shall not and shall cause its Affiliates not to enter into any agreement with any Person or group of Persons or take any steps to terminate its existence, to amalgamate or merge into another corporation, to continue into any other jurisdiction or to otherwise change its corporate existence or to support or cooperate with any Person or group of Persons that propose to make a tender offer or take-over bid for or otherwise acquire 50% or more of the then-outstanding Common Shares.

(d) From the Execution Date until the Closing, Buyer shall not negotiate, enter any agreement or provide information to or permit its employees, officers and agents to provide information to any Person in connection with: (i) any transactions that could interfere with or impede the Transactions contemplated by the Transaction Documents; or (ii) any merger, amalgamation or business combination.

(e) From the Execution Date until the Closing, Buyer shall use commercially reasonable efforts to: (i) maintain Buyer’s status as a “reporting issuer” not in default under Canadian Securities Laws and to comply with its reporting obligations under the Exchange Act; and (ii) maintain the listing of the Common Shares on the CSE.

5.16 Supplemental Disclosure. Sellers may, from time to time prior to, but no less than five Business Days prior to, Closing, by written notice from the Administrative Agent to Buyer, amend, supplement, modify, create or add any section to the Disclosure Schedule in order to add information to, or change information previously set forth in, the Disclosure Schedule supplied to Buyer; provided that such amendment does not relate to a Material Adverse Effect. No such amendment, supplement, modification, creation or addition shall be evidence that the representations and warranties or disclosures previously made by Sellers were not true and correct as of the Execution Date or are no longer true or correct.

5.17 Possession of Books and Records. Buyer shall take possession of and transfer all Books and Records of the Company currently stored in Elko, NV and Salt Lake City, UT at its sole expense within ten Business Days of the Closing Date. Sellers shall provide access to such Books and Records during regular business hours to facilitate the satisfaction of this covenant by Buyer.

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5.18 Post-Closing Access to Books and Records. The Administrative Agent may from time to time during normal business hours, after Buyer takes possession of the Books and Records in accordance with Sections 2.4(a)(vii) and 5.17, and upon reasonable notice and without undue interference to the business operations of Buyer, inspect and make copies (at its own expense) of the Books and Records, provided that its access to and use of such Books and Records will be limited to legal and regulatory purposes, including responding to tax audits, or otherwise dealing with Governmental Authorities.

5.19 Final CSE Filings. Promptly following Closing, Buyer shall make or cause to be made all filings, and shall pay all fees required to be given or made to the CSE in order to satisfy all of the conditions to the listing of the listing of the Consideration Shares and the Warrant Shares. Buyer shall promptly advise Sellers if any necessary approval of the CSE for the listing of the listing of the Consideration Shares and the Warrant Shares is not granted for any reason.

5.20 Improper or Unintended Transfers. To the extent that either Sellers or Buyer determine, after the Closing Date, that (i) any assets other than Company Assets (including contracts) or liabilities other than liabilities directly related to Company Assets were inadvertently not transferred or distributed by the Company to another Person or Persons as contemplated by the Contribution and Conversion, or (ii) Company Assets or liabilities directly related to Company Assets were inadvertently transferred or distributed by the Company to another Person or Persons in connection with the Contribution and Conversion, the Parties will work together to determine a mutually acceptable tax-efficient method to effect, to the greatest extent possible, the necessary transfers and assumptions to rectify such error or omission. Sellers shall reimburse Buyer and the Company for all reasonable and documented out-of-pocket costs and expenses (including Taxes) incurred by Buyer and the Company pursuant to this Section 5.20.

5.21 Schedule 14F. The Buyer shall prepare, file and mail to shareholders a Schedule 14F in accordance with Rule 14f-1 under the Exchange Act (“Rule 14f-1”) as soon as practicable following receipt from Augusta of the information relating to the directors and officers to be appointed by Augusta required by the Buyer to comply with its obligations under Rule 14f-1 in satisfaction of the condition to Closing contained in Section 6.3(e).

Article 6

Conditions to closing

6.1 Mutual Conditions. The obligations of Sellers and Buyer to complete the sale and purchase of the Membership Units is conditional on the satisfaction of all of the following conditions, each of which is for the benefit of Sellers and Buyer and may only be waived by the mutual written consent of the Administrative Agent and Buyer:

(a) no Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions and there shall not have been enacted or made applicable any Law that makes the Transactions illegal or otherwise prohibited;

(b) Buyer shall have completed all necessary filings with the CSE and received any necessary approvals from the CSE to allow for the issuance and listing of the Consideration Shares and the Warrant Shares on or prior to the Closing Date subject only to ordinary conditions typical for the issuance and listing of common shares;

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(c) the Closing having occurred on or prior to the Drop Dead Date; provided that, with respect to any extension of the Drop Dead Date by the Parties pursuant to Section 8.1(b)(i), the CSE shall have confirmed in writing, to the extent requested by the Administrative Agent, that: (i) the Consideration Shares and Consideration Warrants can be issued on the terms contemplated herein; and (ii) the Augusta Group Units can be issued on the terms contemplated in the Term Sheet, in each case at Closing; and

(d) the Transactions contemplated by the Subscription Agreements shall have been completed on the terms set forth therein at or contemporaneously with the Closing; provided that, to the extent that any of the Subscription Agreements is proposed to be amended by the parties thereto, the Administrative Agent shall have been provided with notice of the proposed amendments, including a copy of the proposed amending document, prior to the execution thereof and Buyer shall not have entered into or otherwise agreed to any such amendment without the prior written consent of the Administrative Agent.

6.2 Conditions for the Benefit of Buyer. The obligations of Buyer to complete the purchase of the Membership Units is conditional on the satisfaction of all of the following conditions, each of which is for the benefit of Buyer and may only be waived by Buyer in writing:

(a) the representations and warranties made by Sellers in Article 3 shall be true and correct in all respects without regard to any materiality or the Material Adverse Effect qualifications contained in them, except where the failure of such representations and warranties to be true and correct do not constitute in aggregate a Material Adverse Effect, in each case, as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties speak to an earlier date, then as of such date, or except as affected by the Transactions contemplated or permitted by the Transaction Documents), and each Seller shall have provided to Buyer a certificate dated the Closing Date executed by a senior officer to the foregoing effect;

(b) each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Transaction Documents to which it is a party to be performed or complied with by each such Seller prior to or on the Closing Date, including completion of the Contribution and Conversion, and each such Seller shall have delivered to Buyer a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to such Seller’s agreements, covenants and conditions;

(c) since the Execution Date, no Material Adverse Effect shall have occurred; and

(d) the Administrative Agent shall have delivered to Buyer each other document, certificate, deed and instrument set forth in Sections 2.4(a)(i) through (vii) inclusive.

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6.3 Conditions for the Benefit of Sellers. The obligations of Sellers to complete the sale of the Membership Units is conditional on the satisfaction of all of the following conditions, each of which is for the benefit of Sellers and may only be waived by the Administrative Agent in writing:

(a) the representations and warranties made by Buyer in Article 4 shall be true and correct in all respects without regard to any materiality or the material adverse effect qualifications contained in them, except where the failure of such representations and warranties to be true and correct do not constitute in aggregate a material adverse effect, in each case, as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties speak to an earlier date, then as of such date, or except as affected by the Transactions contemplated or permitted by the Transaction Documents), and Buyer shall have provided to Sellers a certificate dated the Closing Date executed by a senior officer to the foregoing effect;

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by the Transaction Documents to which it is a party to be performed or complied with by Buyer prior to or on the Closing Date and Buyer shall have delivered to the Administrative Agent a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to Buyer’s agreements, covenants and conditions;

(c) Buyer shall have delivered written evidence satisfactory to the Administrative Agent in its sole discretion that the applicable Governmental Authorities have accepted the Replacement Bonds as replacements for the Reclamation Bonds;

(d) the Contribution and Conversion shall have been completed on terms satisfactory to Sellers in their sole discretion;

(e) the Governance Changes shall have become effective and the Board Designee shall have been appointed to Buyer board of directors in accordance with the Investor Rights Agreement at or contemporaneously with the Closing, it being acknowledged that the Buyer will be required to file and mail an information statement on Schedule 14F in accordance with Rule 14f-1 at least 10 days prior to effecting such governance changes to the Buyer’s board of directors; and

(f) Buyer shall have delivered to the Administrative Agent each other document, certificate, deed and instrument set forth in Sections 2.4(b)(i) through (vi) inclusive.

Article 7

Indemnification

7.1 Indemnification Obligations of Sellers. From and after the Closing, subject to the Liability Limits and Section 7.3(b), Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Loss directly arising out of:

(a) any breach of a representation or warranty of Sellers set forth in Article 3 of this Agreement, or in any certificate delivered pursuant to this Agreement by or on behalf of Sellers;

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(b) any breach or violation of any covenant, agreement or undertaking in this Agreement made by Sellers; and

(c) any fraud, willful misrepresentation or intentional misconduct of Sellers in connection with this Agreement.

7.2 Indemnification Obligations of Buyer. Subject to the Indemnity Deed, from and after the Closing, subject to the Liability Limits and Section 7.3(c), Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties from and against any Loss directly arising out of:

(a) any breach of a representation or warranty of Buyer set forth in Article 4 of this Agreement, or in any certificate delivered pursuant to this Agreement by Buyer;

(b) any breach or violation of any covenant, agreement or undertaking in this Agreement made by Buyer; and

(c) any fraud, willful misrepresentation or intentional misconduct of Buyer in connection with this Agreement.

7.3 Survival of Representations and Warranties; Survival of Covenants.

(a) Except as set forth in Section 7.3(b) and Section 7.3(c), and subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall not merge. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b) Sellers shall not be required to indemnify or save harmless the Buyer Indemnified Parties pursuant to Section 7.1, unless Buyer shall have provided to the Administrative Agent a Notice of Claim in respect thereof within the following time limits:

(i) with respect to the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Due Authorization, Execution and Delivery; Enforceability) and 3.4 (Capitalization of the Company; Title to Membership Interests), at any time after Closing, subject to the applicable statute of limitations; and

(ii) with respect to all other representations, warranties and covenants of Sellers contained in this Agreement, the Survival Period; provided that any claim for breach of the representations and warranties or covenants of Sellers contained in this Agreement involving fraud, gross negligence or intentional misconduct shall be subject to the applicable statute of limitations.

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(c) Buyer shall not be required to indemnify or save harmless Seller Indemnified Parties pursuant to Section 7.2, unless the Administrative Agent shall have provided a Notice of Claim in respect thereof within the following time limits:

(i) with respect to the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.3 (Issuance of Securities), 4.5 (Authorization; Enforcement) and 4.11 (No Misrepresentation), at any time after Closing, subject to the applicable statute of limitations; and

(ii) with respect to all other representations, warranties and covenants of Buyer contained in this Agreement, the Survival Period; provided that any claim for breach of the representations and warranties or covenants of Buyer contained in this Agreement involving fraud, gross negligence or intentional misconduct shall be subject to the applicable statute of limitations.

7.4 Notice of Claims. Notice of any Claim under this Article 7 based on any inaccuracy or breach of a representation or warranty must be given prior to the expiration of the applicable survival period related to the representation and warranty as set forth in Sections 7.3(b) or 7.3(c), as applicable, and any Claim not made within such period shall be of no force or effect and shall not give rise to any obligation of the Indemnifying Party to indemnify or save harmless any Indemnified Party. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable claims period set forth above, an Indemnifying Party shall have been notified in writing of a Claim for indemnity hereunder in accordance with the terms hereof, and such Claim shall not have been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

7.5 Certain Limitations. The indemnification provided for herein shall be subject to the following limitations (the “Liability Limits”):

(a) The Buyer Indemnified Parties shall not be entitled to require payment in respect of any Loss pursuant to the indemnities contained in Section 7.1 and Sellers shall not be liable for any indemnity payment thereunder unless:

(i) the amount finally agreed or adjudicated of any such individual Loss exceeds CDN$200,000 (the “De Minimis Amount”);

(ii) either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Losses for which Buyer would otherwise be entitled to require payment under such indemnities, such Loss exceeds 2% of the total value of the Consideration Units determined as of the close of trading on the CSE on the Closing Date (the “Deductible”); provided that (A) any individual amount used to calculate the Deductible shall be no less than the De Minimis Amount, and (B) once the Deductible has been exceeded, Buyer shall only be entitled to require payment on such indemnities on the portion of Losses that exceeds the Deductible; and

(iii) notwithstanding any provision in this Agreement to the contrary, (A) the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.1 shall not exceed 15% of the total value of the Consideration Units determined as of the close of trading on the CSE on the Closing Date.

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(b) Subject to Buyer’s obligations under the Indemnity Deed, notwithstanding any provision in this Agreement to the contrary, Buyer’s aggregate liability to Seller Indemnified Parties pursuant to Sections 7.2 shall in no event exceed the total value of the Consideration Units determined as of the close of trading on the CSE on the Closing Date.

(c) Losses arising out of separate sets of facts, matters or circumstances will not be treated as an individual Loss, even if each set of facts, matters or circumstances may be a breach of the same representation and warranty, and Losses of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as an individual Loss.

(d) Payments by an Indemnifying Party in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized, or reasonably expected to be realized, as a result of such Loss by the Indemnified Party.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f) Where an Indemnified Party is, or would be likely to be, entitled to recover or be compensated or indemnified by another Person, whether by way of contract, indemnity or otherwise (including under a policy of insurance), any amount in respect of a Claim made by the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party of such right or entitlement, take all reasonable steps to seek recovery of that amount and keep the Indemnifying Party at all times fully and promptly notified of the status of such recovery. The amount of the Claim by the Indemnified Party shall be reduced by any amount actually recovered by the Indemnified Party (net of all reasonable out of pocket costs and expenses incurred in doing so and any Tax paid or payable on the amount recovered).

(g) If, after an Indemnifying Party has made a payment in respect of a Claim, an Indemnified Party recovers from or is paid by another Person any amount in respect of the Loss that gave rise to the Claim, the Indemnified Party shall promptly, and in any event within 10 Business Days, pay to the Indemnifying Party, the lesser of (i) the amount of the Loss that was recovered or paid and (ii) the amount paid by the Indemnifying Party to the Indemnified Party in respect of the Claim, in either case net of all reasonable out of pocket costs and expenses incurred in obtaining the recovery or payment and any Tax paid or payable as a result of receiving such recovery or payment.

7.6 Notice of Claim.

(a) An Indemnified Party that may be entitled to make a Claim shall give written notification to the Indemnifying Party of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, specified in Section 7.3(b) or 7.3(c), as applicable. The Notice of Claim shall specify whether the Claim arises as a result of a Claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

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(b) If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 7.6(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the Claim or in proceeding against a third party who would have been liable to it but for the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Article 7.

(c) If the date by which a Notice of Claim must be given as set out in Section 7.3(b) or 7.3(c), as applicable, in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 7.3(b) or 7.3(c), as applicable, the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

7.7 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim (subject to the limitations set out in Section 7.5), failing which the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

7.8 Third Party Claims.

(a) Subject to Section 7.8(d), upon receiving a Notice of Claim, the Indemnifying Party may participate in the investigation and defense of the Third Party Claim, and may also elect to assume the investigation and defense of the Third Party Claim with counsel satisfactory to the Indemnified Party, acting reasonably; provided that the Indemnifying Party shall not have the right to assume such investigation and defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

(b) In order to assume the investigation and defense of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 20 days of the Indemnifying Party’s receipt of the Notice of Claim.

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(c) Subject to Section 7.8(d), if the Indemnifying Party assumes the investigation and defense of a Third Party Claim:

(i) the Indemnifying Party will pay for all reasonable costs and expenses of the investigation and defense of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim;

(ii) the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defense of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim; and

(iii) if the Indemnifying Party thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(d) Where the named parties to any Third Party Claim include the Indemnified Party as well as the Indemnifying Party and the Indemnified Party determines in good faith, based on advice from its legal counsel, that joint representation would be inappropriate due to the actual or potential differing interests between them or there may be one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and the Indemnified Party notifies the Indemnifying Party in writing that it elects to retain separate counsel, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel of the Indemnified Party. In no event, however, shall the Indemnifying Party be liable hereunder to pay the fees and disbursements of more than one counsel in any one jurisdiction acting as counsel on behalf of all Indemnified Parties.

(e) If the Indemnified Party undertakes the defense of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

(f) The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required if:

(i) the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and the Indemnifying Party agrees to timely pay such amount in full; and

(ii) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

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(g) No Party shall be liable to pay any amount in discharge of a Claim under this Agreement unless and until the liability in respect of which the Claim is made has become due and payable.

7.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the value of the Consideration for Tax purposes, unless otherwise required by Law.

7.10 Exclusive Remedies. If the Closing occurs, no Party may make any Claim for damages in respect of this Agreement, or in respect of any breach hereof, against any other Party except by making a Claim pursuant to and in accordance with this Article 7. The provisions of this Article 7 in its entirety shall survive the termination of this Agreement.

7.11 No Liability of Administrative Agent. The Administrative Agent shall not be liable to Buyer or any Buyer Indemnified Party for any actions or failures to act by the Administrative Agent in its capacity as Administrative Agent.

Article 8

Termination

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer, any such consent of Sellers to be delivered by the Administrative Agent;

(b) by Buyer by written notice to Sellers if:

(i) the Closing has not occurred on or prior to the date that is 90 days from the date of this Agreement (or, if such date is not a Business Day, the next subsequent Business Day), or such later date as may be agreed in writing by the Parties (the “Drop Dead Date”), except that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Buyer if its failure to fulfill any of its covenants or obligations or if the breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Drop Dead Date; or

(ii) any of the conditions set forth in Sections 6.1 or 6.2 shall not have been satisfied or waived by the Drop Dead Date or is incapable of satisfaction by the Drop Dead Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions in Section 6.1 or 6.3 not to be satisfied; or

(c) by Sellers by written notice of the Administrative Agent to Buyer if:

(i) the Closing has not occurred on or prior to the Drop Dead Date, except that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Sellers if the failure of Sellers to fulfill any of Sellers’ covenants or obligations or if the breach of any of the representations and warranties of Sellers under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Drop Dead Date; or

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(ii) any of the conditions set forth in Section 6.1 or 6.3 shall not have been satisfied or waived by the Drop Dead Date or is incapable of satisfaction provided that Sellers are not then in breach of this Agreement so as to cause any of the conditions in Section 6.1 or 6.2 not to be satisfied.

8.2 Effect of Termination.

(a) Notwithstanding the termination of this Agreement by Buyer pursuant to Section 8.1(b), Buyer may bring an action against Sellers for Losses suffered by any Buyer Indemnified Parties where the event giving rise to the right of termination is a result of a breach of covenant, representation or warranty by Sellers.

(b) Notwithstanding the termination of this Agreement by Sellers pursuant to Section 8.1(c), Sellers may bring an action against Buyer for Losses suffered by any Seller Indemnified Parties where the event giving rise to the right of termination is a result of a breach of covenant, representation or warranty by Buyer.

(c) Notwithstanding any other provisions of this Agreement, if this Agreement is terminated, the provisions of Sections 1.1, 1.2, 2.5(a), and 5.4, this Section 8.2 and Article 7 and Article 9 (subject to any time limitations referred to therein) shall survive such termination and remain in full force and effect, along with any other provisions of this Agreement which expressly or by their nature survive the termination hereof.

Article 9

Miscellaneous

9.1 Expenses. Except as otherwise expressly provided herein (including in Sections 2.5(c), 2.5(d), 2.5(e), 2.8, 5.17 and 5.20), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) when received by the addressee if mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Sellers:	Administrative Agent c/o Barrick Gold Corporation Brookfield Place TD Canada Trust Tower 161 Bay Street, Suite 3700 P.O. Box 212 Toronto, Canada M5J 2S1 Attn: General Counsel Fax: 416-861-9717

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with a copy to:	Barrick Gold of North America Inc. 310 S. Main Street, Suite 1150 Salt Lake City, Utah 84101 Attn: Michael McCarthy, General Counsel (North America) Fax: 801-359-0875
If to Buyer:	Bullfrog Gold Corp. 897 Quail Run Drive Grand Junction, Colorado 81505 Attn: David Beling, CEO
with a copy to:

9.3 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in a manner materially adverse to a Party.

9.4 Entire Agreement. This Agreement, the Indemnity Deed, the Royalty Deed and the Investor Rights Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.6 Beneficiaries. This Agreement includes rights and benefits for the Indemnified Parties, and the Parties will exercise their respective rights and obligations under this Agreement with due consideration for the rights and benefits of the Indemnified Parties. Subject to the foregoing, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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9.7 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto or, in the case of Sellers, by the Administrative Agent. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving or, in the case of Sellers, by the Administrative Agent. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.8 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) Any Claim arising out of or based upon this Agreement may be instituted in the state courts of Nevada or the federal courts of the United States, in each case located in Reno, Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Claim. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any Claim brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Claim in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE JURY TRIAL WAIVER CONTAINED IN THIS AGREEMENT IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS AGREEMENT MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS A PARTY’S WRITTEN CONSENT TO SUCH PARTY’S WAIVER OF A JURY TRIAL.

9.9 Disclosure Schedule. The information in the Disclosure Schedule constitutes exceptions or qualifications to representations and warranties of Sellers as set forth in this Agreement. Any disclosure made in the Disclosure Schedule shall be deemed to be disclosures made with respect to all representations and warranties contained in this Agreement to the extent reasonably apparent on their face, regardless of whether or not a specific cross-reference is made thereto. The Parties acknowledge and agree that the information and disclosures contained in the Disclosure Schedule do not constitute or imply, and will not be construed as: (a) any representation, warranty, covenant or agreement which is not expressly set out in the body of this Agreement; (b) an admission that the information is material or would constitute a Material Adverse Effect; or (c) an expansion of the scope or effect of any of the representations, warranties and/or covenants set out in this Agreement. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meaning given them in this Agreement.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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The Parties hereto have caused this Agreement to be executed as of the Execution Date by their respective duly authorized Representatives.

SELLERS

HOMESTAKE MINING COMPANY OF CALIFORNIA, a California corporation

By:	/s/ Michael R. McCarthy
Name:	Michael R. McCarthy
Title:	Director

LAC MINERALS (USA) LLC, a Delaware limited liability company

By:	/s/ Michael R. McCarthy
Name:	Michael R. McCarthy
Title:	Director

By:	/s/ Patrick Malone
Name:	Patrick Malone
Title:	President

BUYER

BULLFROG GOLD CORP., a Delaware corporation

By:	/s/ David Beling
Name:	David Beling
Title:	Chief Executive Officer and President

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